                                                                    EXHIBIT 11.1

                CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

                   SCHEDULE OF COMPUTATION OF LOSS PER SHARE
                   (In Thousands, Except Per Share Amounts)

                                           Three Months Ended          Nine Months Ended
                                              September 30,               September 30,
                                           -------------------        -------------------
                                            1994         1995          1994        1995
                                            ----         ----          ----        ----
Net Loss                                   $(21,878)    $(25,065)     $(45,492)   $(58,132)
Preferred Stock Preferences                  (9,438)     (10,208)      (27,375)    (29,555)
                                           --------     --------      --------    --------
Loss Applicable to Common Stockholders     $(31,309)    $(35,273)     $(72,817)   $(87,687)
                                           ========     ========      ========    ========
Loss Per Common Share                      $   (.27)    $   (.30)     $   (.64)   $   (.75)
                                           ========     ========      ========    ========

Weighted Average Number of Shares
 Outstanding During the Period              114,011      117,342       114,060     117,531
                                           ========     ========      ========    ========

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(1) For purposes of calculating loss per common share for the three and nine months ended September 30, 1994 and 1995, shares of the Series A Convertible Preferred Stock were not assumed to be converted into shares of Common Stock since the result would be anti-dilutive.